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                         THIRD AMENDMENT TO
                   EQUITY LINKED INCENTIVE PLAN
                  STOCK APPRECIATION RIGHTS PLAN

     WHEREAS, ACE Limited (the "Company") maintains the Equity
Linked Incentive Plan - Stock Appreciation Rights Plan (the
"Plan"); and

     WHEREAS, the Company desires to amend the Plan;

     NOW, THEREFORE, IT IS RESOLVED that, by virtue and in exercise of the power reserved to the Company, and the Compensation Committee of the Board of Directors of the Company
(the "Committee"), under Paragraph XVIII of the Plan, the Plan is hereby amended in the following particulars:

     1. By adding the following to the end of Paragraph X as a part thereof:

     "Notwithstanding the foregoing provisions of this Paragraph X, the Committee may permit Options, including Replacement Options, awarded under the Plan to be transferred to or for the benefit of the participant's family (including, without limitation, to a trust for the benefit of a participant's family) subject to such limits as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such Option under section 422 of the Internal Revenue Code of 1986, as amended."

     2. By adding the following new Paragraph XIII-A after Paragraph XIII:

     "XIII-A.  AWARD OF REPLACEMENT OPTIONS

     The Committee may, in its discretion, modify any Right outstanding as of March 31, 1997 to provide that in lieu of continuing to hold the Right, a participant may elect to exercise the Right and be awarded replacement options covering the same number of shares of Company stock as are covered by the Right being exercised, with a per-share exercise price equal to the value of the Company's stock on March 31, 1997 (the "Replacement Options"), subject to the following:

     (i) If a Replacement Option elects to have the Rights replaced with Replacement Options, the Rights will become fully vested and automatically exercised as of March 31, 1997.

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     (ii) A Replacement Option will become exercisable on the
          same date or dates that the Rights would have become or did become exercisable, in accordance with the vesting schedule applicable to the Rights being exercised, as in effect immediately prior to March 31, 1997.

    (iii) A Replacement Option will expire on the second anniversary of the Expiration Date applicable to the related Rights being exercised, as in effect immediately prior to March 31, 1997.

     (iv) While a Replacement Option is outstanding, the participant will be entitled to dividend awards equal to the number of shares of Company stock subject to the Replacement Option multiplied by the amount of any dividend per ordinary share declared in the sole discretion of the Board of Directors of the Company, without regard to whether the Replacement Option is fully vested; such dividend awards to be paid in cash to the participant on the same date that ordinary share dividends are paid. However, the Committee, in its discretion, may permit a participant to elect receipt of additional options in lieu of receipt of dividend equivalents.

     (v) A participant electing to exercise a Right and be awarded a Replacement Option may, at the time such election is made (the "Election Date"), also elect to receive settlement of the Right in cash or shares of Company stock.

     (vi) A participant who is subject to United States taxation and who elects to receive settlement of his Rights in cash shall receive such settlement on the Expiration Date of the Rights which would have applied but for his election to exercise the Rights and be awarded Replacement Options; provided however, that on the Election Date, the participant may instead elect to receive such settlement (a) as of the date of his termination of employment or termination of service as a director (regardless of whether such date is earlier or later than the Expiration Date), or (b) as of a date after the Expiration Date.

    (vii) A participant who is not subject to United States taxation and who elects to receive settlement of his Rights in cash shall receive such settlement on (or as soon as practicable after) March 31, 1997; provided however, that on the Election Date, the participant may instead elect to receive such settlement as of a date after March 31, 1997.

   (viii) If settlement in cash is payable as of a date other than March 31, 1997, the amount of cash settlement determined as of March 31, 1997 will have investment returns elected by the participant, subject to the choices similar to those available under the Company's retirement plans.

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     (ix) A participant electing to receive settlement of his
          Rights in shares of Company stock shall have the cash amount converted to shares (or share units, as applicable) based on a per-share price of the stock as of March 31, 1997 which is discounted 15% from market value. The participant will be required to hold the shares until the Expiration Date of the Rights being replaced, during which period the participant will be fully vested in the shares, though not permitted to sell the shares.

     (x) A participant electing settlement of his Rights in shares of Company stock may defer receipt of such shares, subject to the same rules applicable to deferred receipt of cash settlement. Any dividends payable with respect to stock the receipt of which has been deferred by the participant will be deemed to be reinvested in additional shares of Company stock during the period of deferral, based on 100% of market value of the shares at the time the dividends are paid."



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